Exhibit 3.1

AEROGROW INTERNATIONAL, INC.,
a Nevada corporation

AMENDMENT NO. 2 TO AMENDED AND RESTATED BYLAWS
Effective as of April 10, 2013

The Amended and Restated Bylaws (the “Bylaws”) of AeroGrow International, Inc., a Nevada corporation (the “Corporation”), are hereby amended as follows:

1.           Section 4.1 of Article IV of the Bylaws is amended and restated to read as follows:

Section 4.1. Number and Qualifications.  The business and affairs of the corporation shall be managed by a Board of Directors.  The number of directors shall be fixed in such manner as may be determined by the vote of not less than a majority of the directors then in office, but shall be not less than one (1) nor more than five (5).  A director need not be a stockholder of the corporation.  Within 30 days of the effective date of Amendment No. 2 to the Amended and Restated Bylaws of the Company, at least two directors serving on the Board of Directors, not counting the Series B Director (as defined in the Certificate of Designations of Series B Convertible Preferred Stock of the Company), will meet the requirements of an “independent director” in accordance with the NASDAQ Global Market’s requirements for director independence.

2.           Section 4.13 of Article IV of the Bylaws is amended and restated to read as follows:

Section 4.13. Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the corporation.  Each committee shall include as a member the Series B Director, unless prohibited by law.  The Board may designate one or more directors as alternate members of any committee.  The alternate members of any committee may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have such power or authority in reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Articles of Incorporation expressly so provide, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.  Members of special or standing committees shall be entitled to receive such compensation for serving on such committees as the Board of Directors shall determine.

3.           Article VIII of the Bylaws is amended and restated to read as follows:

ARTICLE VIII

AMENDMENTS

The power to alter, amend or repeal these Bylaws, or adopt new Bylaws, is vested in the Board of Directors, but the affirmative vote of a majority of the Board of Directors holding office shall be necessary to effect any such action; provided, however, that, for so long as any shares  of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share, are outstanding, this proviso and Sections 4.1 and 4.3 may not be amended without the affirmative vote of the Series B Director.

4.           Except as modified herein, the Bylaws, as amended, remain in full force and effect.

Certification

The foregoing Amendment No. 2 to Amended and Restated Bylaws of the Corporation was adopted by its Board of Directors via a Unanimous Written Consent in lieu of a Special Meeting of the Board of Directors effective as of April 10, 2013.

/s/ J. Michael Wolfe
J. Michael Wolfe, Chief Executive Officer